Exhibit 99.1

Antero Resources Reports Third Quarter 2021 Financial and Operational Results

Denver, Colorado, October 27, 2021—Antero Resources Corporation (NYSE: AR) (“Antero Resources”, “Antero”, or the “Company”) today announced its third quarter 2021 financial and operational results. The relevant consolidated financial statements are included in Antero Resource’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

Third Quarter 2021 Highlights Include:

•	Net production averaged 3.25 Bcfe/d, including 169 MBbl/d of liquids
•	Realized pre-hedge natural gas equivalent price of $5.15 per Mcfe, a $1.14 per Mcfe premium to NYMEX pricing
o	Realized pre-hedge C3+ NGL price of $52.68 per barrel, or 75% of WTI, a 139% increase from the prior year period
o	Realized pre-hedge natural gas price of $4.31 per Mcf, a $0.30 per Mcf premium to NYMEX Henry Hub pricing
•	Net loss was $549 million, Adjusted Net Income was $61 million (Non-GAAP)
•	Adjusted EBITDAX was $358 million (Non-GAAP); net cash provided by operating activities was $313 million
•	Free Cash Flow was $91 million (Non-GAAP)
•	Net Debt at quarter end was $2.3 billion, a $660 million reduction from year end 2020 (Non-GAAP)
•	Net Debt to last twelve months Adjusted EBITDAX declined to 1.6x (Non-GAAP)

Subsequent Events Include:

•	Released 200 MMcf/d of firm transportation commitments on October 1, 2021
o	Year-to-date released 400 MMcf/d of firm transportation commitments including the above, reducing annual transportation demand fees by $60 million
•	Received corporate ratings upgrades from Moody’s and S&P Global to Ba2 and BB, respectively
•	Extended credit facility to 2026, borrowing base increased 23% to $3.5 billion and elected to reduce commitments to $1.5 billion
•	Published annual ESG report citing industry-low greenhouse gas intensity and methane leak loss rate, with no routine gas flaring, and reiterated environmental reduction goals for 2025

Paul Rady, Chairman, President and Chief Executive Officer of Antero Resources commented, “Antero’s third quarter financial results benefited from our significant C3+ NGL exposure. We produced over 110,000 Bbls/d of C3+ NGLs with a realized pre-hedge price of over $52 per barrel, a 139% increase from the prior year period. Antero’s unique business strategy has positioned us as the second largest NGL producer in the U.S. with a firm transportation portfolio that delivered peer-leading EBITDAX margins during the quarter. Based on today’s strip prices, we are targeting over $900 million of Free Cash Flow in 2021, including over $300 million during the fourth quarter, despite being over 90% hedged on natural gas. This 90% hedged position on natural gas is reduced to 50% beginning in January of 2022, increasing our natural gas exposure to rising prices. In addition, we do not have any liquids hedges in 2022.”

Mr. Rady continued, “This year's ESG report highlights the foundation of Antero Resources' success – a focus on People, Performance, and Purpose. Our relentless focus on these principals has allowed us to successfully navigate the ever-changing global economy, while continuing to deliver stakeholder value. As a substantial LPG producer and exporter, we are uniquely positioned to positively impact global energy poverty. For the last several years, approximately one-third of our LPG exports have gone to developing nations, including the nations of Nigeria, Peru and India, improving people's health, safety and livelihood through the displacement of more expensive and more carbon-intensive sources of energy.”

Michael Kennedy, Chief Financial Officer and Senior Vice President of Finance of Antero Resources said, “During the third quarter we continued to make progress toward our absolute debt target of $2.0 billion. Since the beginning of the year, we have reduced debt by nearly $700 million, driving our leverage down to 1.6x. Based on today’s strip prices, we anticipate achieving our debt target in early 2022, with leverage falling below 1.0x during the first quarter of 2022. Looking ahead and using today’s backwardated commodity strips, we anticipate Free Cash flow in 2022 to be well in excess of 2021, which we intend to use for additional debt reduction and return of capital to our shareholders.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income, Adjusted EBITDAX, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

Credit Update

New Credit Facility Agreement

On October 26, 2021, Antero entered into a new credit facility with a borrowing base of $3.5 billion and lender commitments of $1.5 billion. The $3.5 billion borrowing base under the credit facility represents a $650 million increase from the Company's previous borrowing base of $2.85 billion. Antero elected to reduce lender commitments by $1.1 billion from the previous commitments of $2.64 billion. The decision to materially reduce lender commitments reflects Antero's current balance sheet strength, with an essentially undrawn balance on its facility, and with its Free Cash Flow expectations under its maintenance capital drilling program. The new credit facility matures in October 2026 and includes fall away covenants that are triggered if Antero is assigned an investment grade credit rating by the rating agencies.

Credit Ratings Upgrade

On October 6, 2021, Moody's Investors Service ("Moody's") upgraded Antero’s Corporate Family Rating to Ba2 from Ba3, and senior unsecured notes to Ba3 from B1. The upgrade reflects Antero's material debt reduction in 2020 and 2021, and Moody’s expectation that the company will deliver additional debt reduction in 2022 that should make the Company’s credit profile more resilient to low prices. Additionally, on October 10, 2021, S&P Global Ratings (“S&P”) upgraded Antero’s issuer credit rating to BB from BB- and its unsecured notes to BB from BB-.

Letters of Credit Reduction and Surety Bond Replacement

As a result of recent upgrades from Moody’s and S&P, the amount of letters of credit (“LCs”) that Antero provides certain transactional counterparties related to our firm transportation commitments have been reduced by $107 million. In addition, the recent release of select firm transportation commitments resulted in an incremental reduction in LCs by $20 million. Antero also replaced $80 million of LCs with surety bonds with one of its firm transportation counterparties. Pro forma for the Company’s new credit facility, the reduction of LCs and the surety bonds, Antero has approximately $535 million of LCs outstanding and $870 million of liquidity under its credit facility as of September 30, 2021.

Debt Reduction and Debt Repurchases

Antero reduced net debt by $70 million to $2.3 billion during the third quarter utilizing Free Cash Flow. In July, Antero redeemed $175 million of its Senior Notes due 2026 at 108.375% of par, plus accrued and unpaid interest. In October, Antero delivered notice to the holders of its Senior Notes due 2029 that it intends to redeem $116 million aggregate principal amount of the notes at 107.625% of par, plus accrued and unpaid interest. As of September 30, 2021, Antero had $98 million drawn on its credit facility. The company plans to continue to utilize Free Cash Flow to reduce debt, with the near-term goal of reducing absolute debt to under $2.0 billion.

Guidance Update

Antero increased guidance for its realized natural gas price to a premium to NYMEX of $0.20 to $0.30 per Mcf from a previous range of $0.15 to $0.25 per Mcf, reflecting a 25% increase at the midpoint. The increase was driven by a greater BTU uplift on the Company’s natural gas sales as well as tighter differentials in the NYMEX-related markets where Antero’s gas is sold.

Cash production expense guidance was increased by 2% to a range of $2.27 to $2.32 per Mcfe reflecting higher fuel and ad valorem costs due to the increase in commodity prices.

	Full Year 2021 – Prior		Full Year 2021 – Revised		Midpoint
	Low	High	Low	High	Variance
Natural Gas Realized Price vs. NYMEX Henry Hub ($/Mcf)	$0.15	$0.25	$0.20	$0.30	25%
Cash Production Expense ($/Mcfe)	$2.23	$2.28	$2.27	$2.32	2%

Any 2021 projections not discussed in this release are unchanged from previously stated guidance.

2020 ESG Report

On October 5, 2021, Antero published its 2020 ESG Report highlighting its focus on People, Performance and Purpose. The report details Antero Resources' ongoing commitment to the communities in which it operates, as well as its commitment to safe operations, environmental excellence and strong governance. The report also reiterates the Company’s 2025 goals to reduce methane leak loss rate by 50% to under 0.025%, to reduce GHG intensity by 10% and to achieve Net Zero Scope 1 emissions by 2025. The full report is available at www.anteroresources.com.

Third Quarter 2021 Free Cash Flow

During the third quarter, Antero generated $91 million in Free Cash Flow. Free Cash Flow before Changes in Working Capital was $122 million during the third quarter.

	Three Months Ended September 30,
	2020	2021
Net cash provided by operating activities	$175,870	312,680
Less: Net cash provided by (used in) investing activities	65,545	(202,577)
Less: Proceeds from VPP sale, net	(215,833)	—
Less: Distributions to non-controlling interests in Martica	(17,249)	(18,755)
Free Cash Flow	$8,333	91,348
Changes in Working Capital (1)	63,305	30,651
Free Cash Flow before Changes in Working Capital	$71,638	121,999

(1)	Working capital adjustments in 2021 include $28.3 million in changes in current assets and liabilities and a $2.3 million decrease in accounts payable and accrued liabilities for additions to property and equipment. See the cash flow statement in this release for details.

Third Quarter 2021 Financial Results

Net loss was $549 million, or $1.75 per diluted share, compared to a net loss of $536 million, or $1.99 per diluted share, in the prior year period. The net loss was driven by a $834 million unrealized commodity derivative fair value loss primarily as a result of the rise in the natural gas futures strip prices during the quarter. Adjusted Net Income was $61 million, or $0.19 per diluted share, compared to Adjusted Net Income of $13 million, or $0.05 per diluted share, in the prior year period.

Adjusted EBITDAX was $358 million, a 31% increase compared to the prior year quarter, driven by higher realized natural gas and NGL prices.

Net daily natural gas equivalent production in the third quarter averaged 3.25 Bcfe/d, including 169 MBbl/d of liquids, as detailed in the table below. Third quarter production was negatively impacted by non-recurring downtime at the Sherwood Processing Facility Complex that resulted in a loss of approximately 100 MMcfe/d during the quarter.

Antero’s average realized natural gas price before hedging was $4.31 per Mcf, representing a 123% increase compared to the prior year period. Antero realized a $0.30 per Mcf premium to the average NYMEX Henry Hub price by capitalizing on its premium firm transportation.

The following table details the components of average net production and average realized prices for the three months ended September 30, 2021:

	Three Months Ended September 30, 2021
					Combined
					Natural
	Natural Gas	Oil	C3+ NGLs	Ethane	Gas Equivalent
	(MMcf/d)	(Bbl/d)	(Bbl/d)	(Bbl/d)	(MMcfe/d)
Average Net Production	2,232	10,131	111,505	47,519	3,247

					Combined
					Natural
	Natural Gas	Oil	C3+ NGLs	Ethane	Gas Equivalent
Average Realized Prices	($/Mcf)	($/Bbl)	($/Bbl)	($/Bbl)	($/Mcfe)
Average realized prices before settled derivatives	$4.31	$60.87	$52.68	$13.25	$5.15
NYMEX average price	$4.01	$70.62			$4.01
Premium / (Differential) to NYMEX	$0.30	$(9.75)			$1.14

Settled commodity derivatives	$(1.31)	$(4.56)	$(14.01)	—	$(1.36)
Average realized prices after settled derivatives	$3.00	$56.31	$38.67	$13.25	$3.79
Differential to NYMEX	$(1.01)	$(14.31)			$(0.22)

Antero’s average realized C3+ NGL price before hedging was $52.68 per barrel, a 139% increase versus the prior year period. Antero shipped 53% of its total C3+ NGL net production on Mariner East 2 for export and realized a $0.05 per gallon premium to Mont Belvieu pricing on these volumes at Marcus Hook, PA. Antero sold the remaining 47% of C3+ NGL net production at a $0.10 per gallon discount to Mont Belvieu pricing at Hopedale, OH. The resulting blended price on 111,505 Bbl/d of net C3+ NGL production was $52.68 per barrel, which was a $0.02 per gallon discount to Mont Belvieu pricing. Antero expects to sell at least 50% of its C3+ NGL production in 2021 at Marcus Hook for international export at a premium to Mont Belvieu.

	Three Months Ended September 30, 2021
	Pricing Point	Net C3+ NGL Production (Bbl/d)	% by Destination	Premium (Discount) To Mont Belvieu ($/Gal)
Propane / Butane exported on ME2	Marcus Hook, PA	59,360	53%	$0.05
Remaining C3+ NGL volume	Hopedale, OH	52,145	47%	$(0.10)
Total C3+ NGLs/Blended Premium		111,505	100%	$(0.02)

All-in cash expense, which includes lease operating, gathering, compression, processing and transportation, production and ad valorem taxes was $2.35 per Mcfe in the third quarter, a 16% increase compared to $2.03 per Mcfe average during the third quarter of 2020. The increase from a year ago was due primarily to an increase in gathering, processing and transportation expense driven by higher fuel costs as a result of higher natural gas prices as well as $12 million in incentive fee rebates earned in the third quarter of 2020 that were not earned in the third quarter of 2021. Transportation expense increased $0.13 per Mcfe due to increased utilization on higher tariff pipelines into the Midwest and Gulf Coast, which in turn led to higher natural gas price realizations. Lease operating expense was $0.08 per Mcfe in the third quarter, an increase of $0.02 per Mcfe from the year ago period. Production and ad valorem expense increased $0.10 per Mcfe from the year ago period due to higher commodity prices.

Net marketing expense was $0.11 per Mcfe in the third quarter, unchanged from the prior year period. Net marketing expense in the fourth quarter of 2021 is expected to benefit from 200 MMcf/d of firm transportation commitments that were released on October 1, 2021.

Third Quarter 2021 Operating Update

Antero placed 16 horizontal Marcellus wells to sales during the third quarter with an average lateral length of 13,448 feet. Nine of the 16 new wells have been on line for at least 60 days and the average 60-day rate per well was 24.9 MMcfe/d, including approximately 1,370 Bbl/d of liquids assuming 25% ethane recovery.

Antero set a company record for completion stages per day in the Marcellus with its second Simulfrac operation with 23 stages per day, a 28% increase from Antero’s first Simulfrac and a 64% increase from the prior zipper frac record of 14 stages per day.

Antero is currently operating 3 drilling rigs and 1 completion crew.

Third Quarter 2021 Capital Investment

Antero’s accrued drilling and completion capital expenditures for the three months ended September 30, 2021, were $168 million. In addition to capital invested in drilling and completion costs, the Company invested $19.5 million in land during the third quarter. For a reconciliation of accrued capital expenditures to cash capital expenditures see the table in the Non-GAAP Financial Measures section.

Balance Sheet and Liquidity

As of September 30, 2021, Antero’s total debt was $2.3 billion, of which $98 million were borrowings outstanding under the Company’s revolving credit facility. Net debt to trailing twelve month Adjusted EBITDA ratio (non-GAAP) was 1.6x as of September 30, 2021.

Commodity Derivative Positions

Antero did not enter into any new natural gas, NGL or oil hedges during the third quarter of 2021. The Company has hedged 636 Bcf of natural gas at a weighted average index price of $2.58 per MMBtu through 2023 with fixed price swap positions. Antero also has oil, butanes and natural gasoline fixed price swap positions through December 31, 2021.

Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, for more information on all commodity derivative positions. For detail on current commodity positions, please see the Hedge Profile presentations at www.anteroresources.com.

Conference Call

A conference call is scheduled on Thursday, October 28, 2021 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Thursday, November 4, 2021 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13720352. A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com. The webcast will be archived for replay on the Company's website until Thursday, November 4, 2021 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures

Adjusted Net Income

Adjusted Net Income as set forth in this release represents net loss, adjusted for certain items. Antero believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net loss as an indicator of financial performance. The following tables reconcile net loss to Adjusted Net Income (in thousands):

	Three Months Ended September 30,
	2020	2021
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(535,613)	(549,318)
Net loss and comprehensive loss attributable to noncontrolling interests	(18,233)	(17,257)
Unrealized commodity derivative losses	748,791	834,334
Proceeds from derivative monetizations	(18,073)	—
Amortization of deferred revenue, VPP	(5,175)	(11,404)
Gain on sale of assets	—	(539)
Impairment of oil and gas properties	29,392	26,253
Equity-based compensation	5,699	5,298
Loss (gain) on early extinguishment of debt	(55,633)	16,567
Equity in earnings of unconsolidated affiliate	(24,419)	(21,450)
Contract termination and rig stacking	1,246	3,370
Tax effect of reconciling items (1)	(115,047)	(205,127)
	12,935	80,727
Martica adjustments (2)	—	(20,166)
Adjusted Net Income	$12,935	60,561

(1)	Deferred taxes were 24% for 2020 and 2021.
(2)	Adjustments reflect noncontrolling interest in Martica not otherwise adjusted in amounts above.

Net Debt

Net Debt is calculated as total debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total debt to Net Debt as used in this release (in thousands):

	December 31,	September 30,
	2020	2021
Credit Facility	$1,017,000	97,500
5.125% senior notes due 2022	660,516	—
5.625% senior notes due 2023	574,182	—
5.000% senior notes due 2025	590,000	590,000
8.375% senior notes due 2026	—	325,000
7.625% senior notes due 2029	—	700,000
5.375% senior notes due 2030	—	600,000
4.250% convertible senior notes due 2026	287,500	81,570
Net unamortized premium	(111,886)	(28,780)
Net unamortized debt issuance costs	(15,719)	(24,257)
Consolidated total debt	$3,001,593	2,341,033
Less: Cash and cash equivalents	—	—
Net Debt	$3,001,593	2,341,033

Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow, or as a measure of liquidity. The Company defines Free Cash Flow as net cash provided by operating activities, less net cash used in investing activities, which includes drilling and completion capital and leasehold capital, less proceeds from asset sales and less distributions to non-controlling interests in Martica.

The Company has not provided projected net cash provided by operating activities or a reconciliation of Free Cash Flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts.

Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities and to service or incur additional debt. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies. Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net loss, adjusted for certain items detailed below.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;
•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;
•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and
•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The following table represents a reconciliation of Antero’s net loss, including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of Antero’s Adjusted EBITDAX to net cash provided by operating activities per our consolidated statements of cash flows, in each case, for the three months ended September 30, 2020 and 2021. Adjusted EBITDAX also excludes the noncontrolling interests in Martica and these adjustments are disclosed in the table below as Martica related adjustments.

	Three Months Ended September 30,
	2020	2021
Reconciliation of net loss to Adjusted EBITDAX:
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(535,613)	(549,318)
Net loss and comprehensive loss attributable to noncontrolling interests	(18,233)	(17,257)
Unrealized commodity derivative losses	748,791	834,334
Proceeds from derivative monetizations	(18,073)	—
Amortization of deferred revenue, VPP	(5,175)	(11,404)
Gain on sale of assets	—	(539)
Interest expense, net	48,043	45,414
Loss (gain) on early extinguishment of debt	(55,633)	16,567
Provision for income tax benefit	(168,778)	(158,656)
Depletion, depreciation, amortization, and accretion	239,533	183,638
Impairment of oil and gas properties	29,392	26,253
Exploration expense	454	235
Equity-based compensation expense	5,699	5,298
Equity in earnings of unconsolidated affiliate	(24,419)	(21,450)
Dividends from unconsolidated affiliate	42,755	31,285
Contract termination and rig stacking	1,246	3,370
Transaction expense	524	626
	290,513	388,396
Martica related adjustments (1)	(18,072)	(30,197)
Adjusted EBITDAX	$272,441	358,199

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$272,441	358,199
Martica related adjustments (1)	18,072	30,197
Interest income, net	(48,043)	(45,414)
Exploration expense	(454)	(235)
Changes in current assets and liabilities	(80,308)	(28,316)
Transaction expense	(524)	(626)
Payments for derivative monetizations	18,073	—
Other items	(3,387)	(1,125)
Net cash provided by operating activities	$175,870	312,680

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Twelve
Months Ended
September 30,
2021
Reconciliation of net loss to Adjusted EBITDAX:
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(1,018,454)
Net income and comprehensive income attributable to noncontrolling interests	1,637
Unrealized commodity derivative losses	1,623,610
Payments for derivative monetizations	13,635
Amortization of deferred revenue, VPP	(43,165)
Gain on sale of assets	(2,479)
Interest expense, net	185,036
Loss on early extinguishment of debt	82,239
Loss on convertible note equitizations	50,777
Provision for income tax benefit	(313,883)
Depletion, depreciation, amortization, and accretion	776,944
Impairment of oil and gas properties	137,426
Exploration expense	6,280
Equity-based compensation expense	21,505
Equity in (earnings) of unconsolidated affiliate	(78,369)
Dividends from unconsolidated affiliate	148,080
Contract termination and rig stacking	6,278
Transaction expense	3,684
1,600,781
Martica related adjustments (1)	(104,419)
Adjusted EBITDAX	$1,496,362

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below (in thousands):

	Three Months Ended September 30,
	2020	2021
Drilling and completion costs (as reported; cash basis)	$141,693	173,943
Change in accrued capital costs	19,373	(6,313)
Adjusted drilling and completion costs (accrual basis)	$161,066	167,630

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

Antero Resources is an independent natural gas and natural gas liquids company engaged in the acquisition, development and production of unconventional properties located in the Appalachian Basin in West Virginia and Ohio. In conjunction with its affiliate, Antero Midstream (NYSE: AM), Antero is one of the most integrated natural gas producers in the U.S. The Company’s website is located at www.anteroresources.com.

This release includes "forward-looking statements." Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding expected results, future commodity prices, future production targets, realizing potential future fee rebates or reductions, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, improved and/or increasing capital efficiency, estimated realized natural gas, NGL and oil prices, expected drilling and development plans, projected well costs and cost savings initiatives, future financial position, the participation level of our drilling partner and the financial and production results to be achieved as a result of that drilling partnership, the other key assumptions underlying our projections, and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

In addition, many of the standards and metrics used in preparing this release and the ESG Report continue to evolve and are based on management expectations and assumptions believed to be reasonable at the time of preparation but should not be considered guarantees. The standards and metrics used, and the expectations and assumptions they are based on, have not been verified by any third party. In addition, while we seek to align these disclosures with the recommendations of various third-party frameworks, such as the Task Force on Climate-Related Financial Disclosures ("TCFD"), we cannot guarantee strict adherence to these framework recommendations. Additionally, our disclosures based on these frameworks may change due to revisions in framework requirements, availability of information, changes in our business or applicable governmental policy, or other factors, some of which may be beyond our control. The calculation of methane leak loss rate disclosed in this release conforms with ONE Future protocol, which is based on the EPA Greenhouse Gas Reporting Program. With respect to its Scope 1 emissions goal, Antero Resources anticipates achieving Net Zero Scope 1 emissions by 2025 through operational efficiencies and the purchase of carbon offsets.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, impacts of world health event, including the COVID-19 pandemic, cybersecurity risks and the other risks described under the heading "Item 1A. Risk Factors" in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

This release and the ESG Report contain statements based on hypothetical or severely adverse scenarios and assumptions, and these statements should not necessarily be viewed as being representative of current or actual risk or forecasts of expected risk. These scenarios cannot account for the entire realm of possible risks and have been selected based on what we believe to be a reasonable range of possible circumstances based on information currently available to us and the reasonableness of assumptions inherent in certain scenarios; however, our selection of scenarios may change over time as circumstances change. While future events discussed in this release or the report may be significant, any significance should not be read as necessarily rising to the level of materiality of certain disclosures included in Antero Resources' SEC filings.

For more information, contact Michael Kennedy, Chief Financial Officer and Senior Vice President of Finance of Antero Resources at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

		(Unaudited)
	December 31,	September 30,
	2020	2021
Assets
Current assets:
Accounts receivable	$28,457	34,768
Accrued revenue	425,314	652,627
Derivative instruments	105,130	627
Other current assets	15,238	20,937
Total current assets	574,139	708,853
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	1,175,178	1,052,543
Proved properties	12,260,713	12,559,146
Gathering systems and facilities	5,802	5,802
Other property and equipment	74,361	91,621
	13,516,054	13,709,112
Less accumulated depletion, depreciation, and amortization	(3,869,116)	(4,176,296)
Property and equipment, net	9,646,938	9,532,816
Operating leases right-of-use assets	2,613,603	2,969,642
Derivative instruments	47,293	14,834
Investment in unconsolidated affiliate	255,082	236,597
Other assets	13,790	8,796
Total assets	$13,150,845	13,471,538

Liabilities and Equity
Current liabilities:
Accounts payable	$26,728	60,409
Accounts payable, related parties	69,860	79,595
Accrued liabilities	343,524	501,132
Revenue distributions payable	198,117	315,936
Derivative instruments	31,242	1,436,292
Short-term lease liabilities	266,024	353,470
Deferred revenue, VPP	45,257	39,528
Other current liabilities	2,302	16,320
Total current liabilities	983,054	2,802,682
Long-term liabilities:
Long-term debt	3,001,593	2,341,033
Deferred income tax liability	412,252	55,636
Derivative instruments	99,172	331,570
Long-term lease liabilities	2,348,785	2,616,889
Deferred revenue, VPP	156,024	127,844
Other liabilities	59,694	60,642
Total liabilities	7,060,574	8,336,296
Commitments and contingencies
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 268,672 shares and 313,866 shares issued and outstanding as of December 31, 2020 and September 30, 2021, respectively	2,686	3,138
Additional paid-in capital	6,195,497	6,365,929
Accumulated deficit	(430,478)	(1,518,762)
Total stockholders' equity	5,767,705	4,850,305
Noncontrolling interests	322,566	284,937
Total equity	6,090,271	5,135,242
Total liabilities and equity	$13,150,845	13,471,538

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,
	2020	2021
Revenue and other:
Natural gas sales	$436,304	884,669
Natural gas liquids sales	327,426	598,327
Oil sales	34,265	56,734
Commodity derivative fair value losses	(514,751)	(1,250,466)
Marketing	91,497	232,685
Amortization of deferred revenue, VPP	5,175	11,404
Gain on sale of assets	—	539
Other income	675	530
Total revenue	380,591	534,422
Operating expenses:
Lease operating	21,450	25,363
Gathering, compression, processing, and transportation	656,615	628,225
Production and ad valorem taxes	25,790	52,219
Marketing	128,580	266,751
Exploration	454	235
Impairment of oil and gas properties	29,392	26,253
Depletion, depreciation, and amortization	238,418	182,810
Accretion of asset retirement obligations	1,115	828
General and administrative (including equity-based compensation expense of $5,699 and $5,298 in 2020 and 2021, respectively)	31,640	32,442
Contract termination and rig stacking	1,246	3,370
Total operating expenses	1,134,700	1,218,496
Operating loss	(754,109)	(684,074)
Other income (expense):
Interest expense, net	(48,043)	(45,414)
Equity in earnings of unconsolidated affiliate	24,419	21,450
Gain (loss) on early extinguishment of debt	55,633	(16,567)
Transaction expense	(524)	(626)
Total other income (expense)	31,485	(41,157)
Loss before income taxes	(722,624)	(725,231)
Provision for income tax benefit	168,778	158,656
Net loss and comprehensive loss including noncontrolling interests	(553,846)	(566,575)
Less: net loss and comprehensive loss attributable to noncontrolling interests	(18,233)	(17,257)
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(535,613)	(549,318)

Loss per share—basic	$(1.99)	(1.75)
Loss per share—diluted	$(1.99)	(1.75)

Weighted average number of shares outstanding:
Basic	268,511	313,790
Diluted	268,511	313,790

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2020	2021
Cash flows provided by (used in) operating activities:
Net loss including noncontrolling interests	$(1,355,724)	(1,112,130)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	655,460	567,113
Impairments	766,594	69,618
Commodity derivative fair value losses	116,933	2,260,062
Gains (losses) on settled commodity derivatives	740,805	(481,083)
Proceeds from (payments for) derivative monetizations	18,073	(4,569)
Gain on sale of assets	—	(2,827)
Equity-based compensation expense	17,001	15,189
Deferred income tax benefit	(426,267)	(337,568)
Equity in (earnings) loss of unconsolidated affiliate	83,408	(57,621)
Dividends of earnings from unconsolidated affiliate	128,267	105,325
Amortization of deferred revenue	(5,175)	(33,833)
Amortization of debt issuance costs, debt discount, debt premium and other	7,391	10,122
(Gain) loss on early extinguishment of debt	(175,365)	82,836
Loss on convertible note equitizations	—	50,777
Changes in current assets and liabilities:
Accounts receivable	(15,454)	(11,336)
Accrued revenue	(20,843)	(227,207)
Other current assets	(1,455)	(5,695)
Accounts payable including related parties	(2,198)	39,108
Accrued liabilities	15,522	124,382
Revenue distributions payable	(54,403)	117,819
Other current liabilities	(60)	16,470
Net cash provided by operating activities	492,510	1,184,952
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(31,136)	(48,960)
Drilling and completion costs	(693,920)	(447,899)
Additions to other property and equipment	(1,346)	(14,082)
Settlement of water earnout	125,000	—
Proceeds from asset sales	—	3,192
Proceeds from VPP sale, net	215,833	—
Change in other liabilities	—	(77)
Change in other assets	1,506	2,371
Net cash used in investing activities	(384,063)	(505,455)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	(43,443)	—
Issuance of senior notes	—	1,800,000
Issuance of convertible notes	287,500	—
Repayment of senior notes	(899,971)	(1,424,354)
Borrowings (repayments) on bank credit facilities, net	275,000	(919,500)
Payment of debt issuance costs	(8,907)	(22,814)
Sale of noncontrolling interest	300,000	51,000
Distributions to noncontrolling interests in Martica Holdings LLC	(17,249)	(64,783)
Employee tax withholding for settlement of equity compensation awards	(373)	(12,706)
Convertible note equitizations	—	(85,648)
Other	(1,004)	(692)
Net cash used in financing activities	(108,447)	(679,497)
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$135,494	130,947
Increase (decrease) in accounts payable and accrued liabilities for additions to property and equipment	$(44,302)	33,547

The following table set forth selected financial data for the three months ended September 30, 2020 and 2021:

	Three Months Ended		Amount of
	September 30,		Increase	Percent
	2020	2021	(Decrease)	Change
Revenue:
Natural gas sales	$436,304	884,669	448,365	103%
Natural gas liquids sales	327,426	598,327	270,901	83%
Oil sales	34,265	56,734	22,469	66%
Commodity derivative fair value losses	(514,751)	(1,250,466)	(735,715)	143%
Marketing	91,497	232,685	141,188	154%
Amortization of deferred revenue, VPP	5,175	11,404	6,229	120%
Gain on sale of assets	—	539	539	*
Other income	675	530	(145)	(21)%
Total revenue	380,591	534,422	153,831	40%
Operating expenses:
Lease operating	21,450	25,363	3,913	18%
Gathering and compression	221,004	218,815	(2,189)	(1)%
Processing	244,888	207,093	(37,795)	(15)%
Transportation	190,723	202,317	11,594	6%
Production and ad valorem taxes	25,790	52,219	26,429	102%
Marketing	128,580	266,751	138,171	107%
Exploration	454	235	(219)	(48)%
Impairment of oil and gas properties	29,392	26,253	(3,139)	(11)%
Depletion, depreciation, and amortization	238,418	182,810	(55,608)	(23)%
Accretion of asset retirement obligations	1,115	828	(287)	(26)%
General and administrative (excluding equity-based compensation)	25,941	27,144	1,203	5%
Equity-based compensation	5,699	5,298	(401)	(7)%
Contract termination and rig stacking	1,246	3,370	2,124	170%
Total operating expenses	1,134,700	1,218,496	83,796	7%
Operating loss	(754,109)	(684,074)	70,035	(9)%
Other earnings (expenses):
Interest expense, net	(48,043)	(45,414)	2,629	(5)%
Equity in earnings of unconsolidated affiliate	24,419	21,450	(2,969)	(12)%
Gain (loss) on early extinguishment of debt	55,633	(16,567)	(72,200)	(130)%
Transaction expenses	(524)	(626)	(102)	19%
Total other income (expense)	31,485	(41,157)	(72,642)	(231)%
Loss before income taxes	(722,624)	(725,231)	(2,607)	0%
Provision for income tax benefit	168,778	158,656	(10,122)	(6)%
Net loss and comprehensive loss including noncontrolling interests	(553,846)	(566,575)	(12,729)	2%
Less: net loss and comprehensive loss attributable to noncontrolling interests	(18,233)	(17,257)	976	(5)%
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(535,613)	(549,318)	(13,705)	3%

Adjusted EBITDAX	$272,441	358,199	85,758	31%

* Not meaningful

The following table set forth selected operating data for the three months ended September, 2020 and 2021:

	Three Months Ended		Amount of
	September 30,		Increase	Percent
	2020	2021	(Decrease)	Change
Production data (1):
Natural gas (Bcf)	226	205	(21)	(9)%
C2 Ethane (MBbl)	5,459	4,372	(1,087)	(20)%
C3+ NGLs (MBbl)	13,400	10,258	(3,142)	(23)%
Oil (MBbl)	1,367	932	(435)	(32)%
Combined (Bcfe)	347	299	(48)	(14)%
Daily combined production (MMcfe/d)	3,772	3,247	(525)	(14)%
Average prices before effects of derivative settlements (2):
Natural gas (per Mcf)	$1.93	4.31	2.38	123%
C2 Ethane (per Bbl)	$5.94	13.25	7.31	123%
C3+ NGLs (per Bbl)	$22.01	52.68	30.67	139%
Oil (per Bbl)	$25.07	60.87	35.80	143%
Weighted Average Combined (per Mcfe)	$2.30	5.15	2.85	124%
Average realized prices after effects of derivative settlements (2):
Natural gas (per Mcf)	$2.73	3.00	0.27	10%
C2 Ethane (per Bbl)	$5.67	13.25	7.58	134%
C3+ NGLs (per Bbl)	$23.81	38.67	14.86	62%
Oil (per Bbl)	$34.96	56.31	21.35	61%
Weighted Average Combined (per Mcfe)	$2.92	3.79	0.87	30%
Average costs (per Mcfe):
Lease operating	$0.06	0.08	0.02	33%
Gathering and compression	$0.64	0.73	0.09	14%
Processing	$0.71	0.69	(0.02)	(3)%
Transportation	$0.55	0.68	0.13	24%
Production taxes	$0.07	0.17	0.10	143%
Marketing, net	$0.11	0.11	—	—%
Depletion, depreciation, amortization and accretion	$0.69	0.61	(0.08)	(12)%
General and administrative (excluding equity-based compensation)	$0.07	0.09	0.02	29%

(1)	Production volumes exclude volumes related to VPP transaction.
(2)	Average sales prices shown in the table reflect both the before and after effects of the Company’s settled commodity derivatives. The calculation of such after effects includes gains on settlements of commodity derivatives, which do not qualify for hedge accounting because the Company does not designate or document them as hedges for accounting purposes. Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and does not necessarily reflect their relative economic value.